UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in charter)

Delaware	0-50209	04-3372948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 19, 2005, Boston Properties Limited Partnership (the “Company”), the entity through which Boston Properties, Inc. conducts substantially all of its business entered into an amended and restated unsecured revolving credit facility (the “Unsecured Line of Credit”) provided by a consortium of lenders with a committed capacity of $605.0 million (the “Facility Amount”). The Company may increase the Facility Amount up to $1.0 billion, subject to specified conditions, including, without limitation, obtaining commitments for the increased amount from existing lenders within the consortium or new lenders, as well as the payment of any requisite commitment fee. The Unsecured Line of Credit expires on October 30, 2007 (the “Maturity Date”), but the Company may extend the Maturity Date for one year, provided there is no event of default and subject to the payment of a fee equal to 20 basis points of the Facility Amount then in effect. Outstanding balances under the Unsecured Line of Credit bear interest at a per annum variable rate of Eurodollar plus 0.65%. In addition, a facility fee equal to 15 basis points of the Facility Amount then in effect is payable in quarterly installments. The interest rate and facility fee are subject to adjustment in the event of a change in the Company’s senior unsecured debt ratings. The Unsecured Line of Credit contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to the Company in amounts up to 50% of the Facility Amount at a reduced Eurodollar rate. The Unsecured Line of Credit will be available to fund working capital and general corporate purposes, including, without limitation, to fund development of properties, land and property acquisitions and to repay or reduce indebtedness. The Unsecured Line of Credit is a recourse obligation of the Company.

The Company’s ability to borrow under the Unsecured Line of Credit is subject to its compliance with a number of customary financial and other covenants on an ongoing basis, including but not limited to: (1) an unsecured debt leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 55%, (3) an unsecured debt interest coverage ratio of at least 1.75, (4) a fixed charge coverage ratio of at least 1.40, (5) a leverage ratio not to exceed 60%, however for five consecutive quarters (not including the two quarters prior to expiration) the leverage ratio may increase to no greater than 65%, (6) limitations on permitted investments, and (7) a minimum net worth requirement.

The Company has letters of credit totaling $8.1 million outstanding under the Unsecured Line of Credit with the ability to borrow an additional $596.9 million under the Unsecured Line of Credit. The Company currently has no outstanding borrowings under the Unsecured Line of Credit.

Item 8.01. Other Matters.

On May 12, 2005, the Company completed the sale of 100 East Pratt Street, a 639,000 net rentable square foot Class A office property located in Baltimore, Maryland, for approximately $207.5 million. Net cash proceeds were approximately $93.0 million, after the repayment of mortgage indebtedness of $84.0 million, a prepayment penalty of approximately $6.5 million and unfunded tenant obligations and other closing costs totaling $24.0 million.

On May 16, 2005, the Company completed the sale of Riverfront Plaza, a 910,000 net rentable square foot Class A office property located in Richmond, Virginia, for approximately

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$247.1 million. Net proceeds were approximately $130.2 million, after the repayment of mortgage indebtedness of $104.0 million, a prepayment penalty of approximately $4.3 million and unfunded tenant obligations and other closing costs totaling $8.6 million.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Fourth Amended and Restated Revolving Credit Agreement, dated as of May 19, 2005, among Boston Properties Limited Partnership and the banks identified therein and Bank of America, N.A. as administrative agent, swingline lender and fronting bank, JPMorgan Chase Bank, N.A. as syndication agent, and Commerzbank AG, Keybank National Association and Wells Fargo Bank National Association as documentation agents, with Banc of America Securities LLC and J.P. Morgan Securities, Inc. acting as joint lead arrangers and joint bookrunners. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Boston Properties, Inc. filed May 23, 2005)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc., its General Partner

Date: May 23, 2005	By:	/s/ Douglas T. Linde
Douglas T. Linde
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amended and Restated Revolving Credit Agreement, dated as of May 19, 2005, among Boston Properties Limited Partnership and the banks identified therein and Bank of America, N.A. as administrative agent, swingline lender and fronting bank, JPMorgan Chase Bank, N.A. as syndication agent, and Commerzbank AG, Keybank National Association and Wells Fargo Bank National Association as documentation agents, with Banc of America Securities LLC and J.P. Morgan Securities, Inc. acting as joint lead arrangers and joint bookrunners. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Boston Properties, Inc. filed May 23, 2005)